Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for Third Quarter 2005
— Earnings Per Share Increase to $0.31, 41% Growth from Prior Year -
— Product Sales Establish New Quarterly Record of $68.9 Million, Up 22% —
— Total Revenues Rise 20% to $76.3 Million —
SAN DIEGO, CA, November 2, 2005 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the third quarter and nine months ended September 30, 2005. Net income for the third quarter of 2005 was $16.4 million ($0.31 per share), compared to net income of $11.1 million ($0.22 per share) in the prior year period, an increase of 41% per share. All per share amounts are calculated on a diluted basis.
Product sales established a new record of $68.9 million in the third quarter of 2005, compared to $56.4 million in the prior year period, an increase of 22%. Total revenues for the third quarter of 2005 were $76.3 million, compared to $63.5 million in the prior year period, an increase of 20%.
For the first nine months of 2005, net income was $43.3 million ($0.83 per share), compared to net income of $42.6 million ($0.83 per share) in the prior year period. Total revenues in the first nine months of 2005 were $218.0 million, compared to $201.2 million in the prior year period, an increase of 8%. As previously disclosed, in the first quarter of 2004 Gen-Probe earned royalty and license revenue from Tosoh and a contract milestone from Chiron that together added $13.5 million to total revenues, and $0.17 to earnings per share. Product sales in the first nine months of 2005 were $193.7 million, compared to $164.1 million in the prior year period, an increase of 18%.
“Both our clinical diagnostics and blood screening businesses grew solidly in the third quarter of 2005, driven by continued strength across our major product lines,” said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. “Not only did we execute well in our base business, we also took steps that we believe will drive our future growth, such as forming a collaboration with Millipore to develop rapid molecular tests for the biopharmaceutical manufacturing industry.”
Detailed Results
Compared to the prior year period, Gen-Probe’s sales growth in the third quarter of 2005 was led by the APTIMA COMBO 2® and PROCLEIX® ULTRIO® assays, and by the TIGRIS® system for blood screening in Europe. Gen-Probe’s blood screening products are marketed worldwide by Chiron.

Sales of the APTIMA COMBO 2 assay, Gen-Probe’s amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC), continued to grow strongly in the third quarter. This sales growth was driven by market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales benefited from growth of the PROCLEIX ULTRIO assay in Europe. The PROCLEIX ULTRIO assay simultaneously detects HIV-1, hepatitis C virus and hepatitis B virus in donated blood. Blood screening sales in the third quarter also benefited from sales of TIGRIS instruments and spare parts to Chiron, which totaled $3.5 million, and from the recognition of approximately $1.7 million of previously deferred blood screening revenue. This revenue recognition resulted from Chiron’s decision to establish its own warehouse for U.S. blood screening inventory.
Product sales for the third quarter and first nine months of 2005 and 2004 were, in millions:

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2005	2004	Increase	2005	2004	Increase

Clinical diagnostics	$36.1	$32.2	12%	$104.3	$94.3	11%
Blood screening	$32.9	$24.2	36%	$89.3	$69.8	28%

Total product sales	$68.9	$56.4	22%	$193.7	$164.1	18%
Collaborative research revenues for the third quarter of 2005 were $6.3 million, compared to $5.5 million in the prior year period, an increase of 15%. This increase resulted primarily from higher reimbursement by Chiron of blood screening development expenses. For the first nine months of 2005, collaborative research revenues were $19.4 million, compared to $19.3 million in the prior year period.
Royalty and license revenues for the third quarter of 2005 were $1.0 million, compared to $1.5 million in the prior year period, a decrease of 33% that resulted primarily from lower royalties from Bayer. For the first nine months of 2005, royalty and license revenues were $5.0 million, compared to $17.9 million in the prior year period. As discussed, royalty and license revenues were unusually high in the first quarter of 2004 due to revenues earned through the Company’s agreements with Tosoh and Chiron.
Gross margin on product sales was 69% in the third quarter of 2005, compared to 73% in the prior year period. This decrease resulted primarily from the sale of TIGRIS instruments for blood screening to Chiron. These sales occur contractually at cost, and are expected to be a precursor to higher margin sales of the PROCLEIX ULTRIO assay. For the first nine months of 2005, gross margin on product sales was 70%, compared to 74% in the prior year period. The decrease resulted primarily from the sale of TIGRIS instruments to Chiron, and from the amortization of capitalized software costs related to the TIGRIS system.
Research and development (R&D) expenses were $17.5 million in the third quarter of 2005, compared to $15.6 million in the prior year period, an increase of 12% that resulted primarily from costs associated with the Company’s prostate cancer and human papillomavirus (HPV) programs. For the first nine months of 2005, R&D expenses were $53.6 million, compared to $50.0 million in the prior year period, an increase of 7% that was driven by the factors above, and by costs related to the PROCLEIX ULTRIO and West Nile virus (WNV) assays for blood screening.

Marketing and sales expenses were $7.6 million in the third quarter of 2005, compared to $6.6 million in the prior year period, an increase of 15%. For the first nine months of 2005, marketing and sales expenses were $22.4 million, compared to $20.0 million in the prior year period, an increase of 12%. These increases resulted primarily from the costs of supporting the TIGRIS system and investing in new market opportunities.
General and administrative (G&A) expenses were $7.8 million in the third quarter of 2005, compared to $9.1 million in the prior year period, a decrease of 14% that resulted primarily from lower legal expenses, as well as a non-cash compensation charge in the prior year period. For the first nine months of 2005, G&A expenses were $22.8 million, compared to $23.8 million in the prior year period, a decrease of 4% that also resulted primarily from the factors described above.
Gen-Probe continues to have a strong balance sheet. As of September 30, 2005, the Company had $220.7 million of cash, cash equivalents and short-term investments, and no debt. Gen-Probe generated net cash of $68.2 million from its operating activities in the first nine months of 2005.
Updated 2005 Financial Guidance
Gen-Probe is updating its 2005 financial guidance based on the Company’s strong performance in the third quarter of 2005. For the full year, Gen-Probe now expects:
•	Total revenues of $292 million to $297 million, including collaborative research revenues of about $25 million and royalty and license revenue of $7 million to $8 million. As previously disclosed, Gen-Probe no longer expects to earn in the fourth quarter the $10 million milestone payment from Chiron associated with U.S. regulatory approval for the PROCLEIX ULTRIO assay on the TIGRIS system.

•	Product gross margins approximating 71% of product sales.

•	R&D expenses approximating 25% of total revenues. R&D expense is expected to increase significantly in the fourth quarter of 2005 based primarily on development lot production of the WNV blood screening assay.

•	Marketing and sales expenses approximating 10% to 11% of total revenues.

•	General and administrative expenses approximating 10% of total revenues.

•	Earnings per share of between $1.10 and $1.12, based on a fully diluted share count of 52.5 million for the year and a tax rate of approximately 34% to 35%.
Recent Events
•	PROCLEIX ULTRIO BLA. In mid-October, the U.S. Food and Drug Administration (FDA) verbally advised the Company that it will have additional questions regarding Gen-Probe’s Biologics License Application (BLA) for the PROCLEIX ULTRIO assay. Gen-Probe has since received these questions, and is working with the FDA to address them. The Company continues to believe the assay will be approved to help increase blood safety in the United States, as it is in other countries around the world, but eventual approval cannot be guaranteed.

•	510(k) for PROCLEIX TIGRIS System. In early October, the FDA notified Gen-Probe that it considers the PROCLEIX TIGRIS system “not substantially equivalent” to the PROCLEIX enhanced semi-automated system (eSAS) for screening donated human blood with the PROCLEIX ULTRIO assay. The FDA made this determination in response to Gen-Probe’s 510(k) application for the TIGRIS system. Gen-Probe continues to believe the instrument will be cleared to help increase blood safety in the United States, as it is in other countries around the world, but eventual clearance cannot be guaranteed.

•	Millipore Agreement. In late August, Gen-Probe and Millipore formed a collaboration to develop, manufacture and commercialize on an exclusive basis NAT products for rapid microbiological and virus monitoring in the biopharmaceutical manufacturing industry. Microbiological monitoring of manufacturing processes is critical to ensuring patient safety and meeting regulatory requirements. The companies expect to launch the first of a series of new rapid biological testing products in 2007.

•	Molecular Profiling Agreement. Last week, Gen-Probe formed a non-exclusive collaboration with the Molecular Profiling Institute Inc., a private, specialty reference laboratory, to accelerate market development for Gen-Probe’s pipeline of novel cancer diagnostics.

•	Cytyc Liquid Pap Approval. In early August, the FDA granted marketing clearance to use Gen-Probe’s APTIMA Combo 2 assay to test for Chlamydia trachomatis and Neisseria gonorrhoeae from liquid Pap specimens collected and processed with Cytyc’s ThinPrep® 2000 System.

•	AABB Meeting. In mid-October, scientists from Gen-Probe and several blood bank customers presented research that demonstrated the sensitivity and specificity of the PROCLEIX ULTRIO and WNV blood screening assays, and the potential of the TIGRIS instrument to increase laboratory productivity and enable individual donor testing.

•	Enzo Lawsuit. In late September, the United States Court of Appeals for the Federal Circuit affirmed the summary judgment in favor of Gen-Probe in the patent infringement lawsuit initiated by Enzo Biochem, Inc. Enzo did not file a petition for rehearing within the time allowed.
Webcast Conference Call
A live webcast of Gen-Probe’s third quarter 2005 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time on November 2, 2005. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (800) 873-5569 for domestic callers and (203) 369-3995 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe markets a broad portfolio of products that use the Company’s patented technologies to detect infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. The Company also developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. In addition, Gen-Probe’s TIGRIS instrument is the only fully automated, high-throughput NAT system for diagnostics and blood screening. Gen-Probe has more than 20 years of NAT expertise, and its products are used daily in clinical laboratories and blood collection centers worldwide. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe Incorporated.
ULTRIO and PROCLEIX are trademarks of Chiron Corporation.
Caution Regarding Forward-Looking Statements

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “Updated 2005 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning Gen-Probe’s financial condition, possible or expected future results of operations, regulatory approvals, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that we may not achieve our expected 2005 growth, revenue, earnings or other financial targets, (ii) the risk that Bayer may successfully appeal the arbitration decision that favored us, (iii) the risk that we may not earn or receive milestone payments from our collaborators, (iv) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and PROCLEIX ULTRIO assay, may not develop as expected, (v) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (vi) the risk that our PROCLEIX ULTRIO and WNV assays may not be approved by regulatory authorities and commercially available in the time frames we anticipate, or at all, (vii) we may not be able to compete effectively, (viii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (ix) we are dependent on Chiron, Bayer and other third parties for the distribution of some of our products, (x) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (xi) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xii) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xiii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiv) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention.
The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,590	$25,498
Short-term investments	175,095	168,328
Trade accounts receivable, net of allowance for doubtful accounts of $730 at September 30, 2005 and $664 at December 31, 2004, respectively	29,159	21,990
Accounts receivable — other	1,405	3,136
Inventories	34,109	27,308
Deferred income taxes	7,081	7,725
Prepaid expenses	12,277	8,517
Other current assets	7,480	5,447

Total current assets	312,196	267,949

Property, plant and equipment, net	94,175	76,651
Capitalized software	21,580	23,466
Goodwill	18,621	18,621
License, manufacturing and other access fees	44,009	24,395

Total assets	$490,581	$411,082

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,237	$6,729
Accrued salaries and employee benefits	16,678	11,912
Other accrued expenses	3,225	4,451
Income tax payable	7,625	1,188
Deferred revenue	15,220	9,467

Total current liabilities	54,985	33,747

Deferred income taxes	6,403	9,187
Deferred revenue	4,500	5,000
Deferred rent	262	309

Minority interest	—	1,810

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 50,812,945 and 50,035,490 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	5	5
Additional paid-in capital	270,651	248,767
Deferred compensation	(1,632)	(1,104)
Accumulated other comprehensive income (loss)	(481)	807
Retained earnings	155,888	112,554

Total stockholders’ equity	424,431	361,029

Total liabilities and stockholders’ equity	$490,581	$411,082

Gen-Probe Incorporated
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		(unaudited)
Revenues:
Product sales	$68,941	$56,447	$193,651	$164,077
Collaborative research revenue	6,336	5,532	19,358	19,270
Royalty and license revenue	994	1,508	4,984	17,851

Total revenues	76,271	63,487	217,993	201,198

Operating expenses:
Cost of product sales	21,399	15,272	57,247	42,300
Research and development	17,506	15,646	53,597	49,961
Marketing and sales	7,555	6,568	22,365	19,958
General and administrative	7,822	9,058	22,793	23,817

Total operating expenses	54,282	46,544	156,002	136,036

Income from operations	21,989	16,943	61,991	65,162
Total other income, net	1,318	769	3,400	1,467

Income before income taxes	23,307	17,712	65,391	66,629

Income tax expense	6,890	6,602	22,057	24,030

Net income	$16,417	$11,110	$43,334	$42,599

Net income per share:
Basic	$0.32	$0.22	$0.86	$0.86

Diluted	$0.31	$0.22	$0.83	$0.83

Weighted average shares outstanding:
Basic	50,726	49,654	50,518	49,284

Diluted	52,464	51,516	52,381	51,302

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30,
	2005	2004
	(unaudited)
Operating activities:
Net income	$43,334	$42,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,694	12,988
Stock compensation charges	445	1,051
Loss on disposal of property and equipment	262	58
Stock option income tax benefits	6,948	9,639
Changes in assets and liabilities:
Accounts receivable	(5,562)	(5,775)
Inventories	(6,809)	(15,710)
Prepaid expenses	(3,760)	(3,734)
Other current assets	(2,033)	(1,903)
Accounts payable	5,525	4,694
Accrued salaries and employee benefits	4,767	976
Other accrued expenses	(1,169)	(291)
Income tax payable	6,467	(3,393)
Deferred revenue	5,253	2,468
Deferred income taxes	(2,134)	2,755
Deferred rent	(47)	(10)
Minority interest	—	(27)

Net cash provided by operating activities	68,181	46,385

Investing activities:
Proceeds from sales and maturities of short-term investments	98,693	148,444
Purchases of short-term investments	(105,672)	(188,644)
Cash paid for acquisition of minority interest in Molecular Light Technology	(1,539)	(376)
Purchases of property, plant and equipment	(29,894)	(15,572)
Capitalization of intangible assets, including manufacturing and license fees	(22,450)	(23,180)
Other assets	(821)	(182)

Net cash used in investing activities	(61,683)	(79,510)

Financing activities:
Proceeds from issuance of common stock	13,963	15,819

Net cash provided by financing activities	13,963	15,819

Effect of exchange rate changes on cash and cash equivalents	(369)	679

Net increase (decrease) in cash and cash equivalents	20,092	(16,627)
Cash and cash equivalents at the beginning of the period	25,498	35,973

Cash and cash equivalents at the end of the period	$45,590	$19,346

Supplemental disclosure of cash flow information:
Cash paid for:
Income taxes	$10,187	$15,692

Interest expense	$149	$33